NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS
STRONG THIRD QUARTER FISCAL 2012 RESULTS;
RAISES FISCAL YEAR 2012 GUIDANCE

•	Net sales for third quarter fiscal year 2012 increased 2% to $826.0 million

•	Operating income for third quarter fiscal year 2012 increased 36% to $117.6 million, reflecting an operating margin of 14%

•	Income from continuing operations for third quarter fiscal year 2012 increased 47% to $67.2 million, or $1.29 per diluted share, excluding integration costs and computed on 52.0 million shares

•	Year to date cash flow from operations before pension contribution of $97.7 million was $241.2 million

Berwyn, PA - January 30, 2012- Triumph Group, Inc. (NYSE: TGI) today reported that net sales for the third quarter of fiscal year ending March 31, 2012 totaled $826.0 million, a two percent increase from last year's third quarter net sales of $810.9 million. Organic sales growth for the quarter was two percent. Adjusting for declines in both non-recurring revenue and the 787 program, sales would have increased five percent.

Income from continuing operations for the third quarter of fiscal year 2012 increased forty-seven percent to $65.9 million, or $1.27 per diluted share, versus $45.0 million, or $0.88 per diluted share, for the third quarter of the prior year. The quarter's results included $2.1 million pre tax ($1.3 million after tax or $0.03 per diluted share) of integration costs related to the acquisition of Vought Aircraft Industries (now Triumph Aerostructures-Vought Aircraft Division), of which $1.4 million was primarily non-cash costs related to manufacturing moves. The prior fiscal year's quarter included $1.0 million pretax ($0.7 million after tax) of integration costs associated with the Vought acquisition. Excluding these costs, income from continuing operations for the third quarter of fiscal year 2012 was $67.2 million, or $1.29 per diluted share.

“Interest expense and other” for the third quarter of fiscal 2012 was favorably impacted by a $2.9 million adjustment due to the revaluation of a contingent earnout liability associated with a prior acquisition. The number of shares used in computing diluted earnings per share for the third quarter of fiscal year 2012 was 52.0 million shares.

Net sales for the first nine months of fiscal year 2012 were $2.462 billion, a twenty-four percent increase from net sales of $1.986 billion last fiscal year. Income from continuing operations for the first nine months of fiscal year 2012 increased seventy-eight percent to $175.4 million, or $3.39 per diluted share, versus $98.4 million, or $2.13 per diluted share, in the prior year period. The year to date results included $3.7 million pretax ($2.4 million after tax or $0.05 per diluted share) of integration expenses related to the Vought acquisition. The prior fiscal year's period included $19.7 million pretax ($14.5 million after tax) of transaction and integration expenses associated with the Vought acquisition. Excluding these costs, income from continuing operations for the first nine months of fiscal 2012 was $177.7 million, or $3.44 per diluted share.

During the nine months ended December 31, 2011, the company generated $241.2 million of cash flow from operations before Triumph Aerostructures' pension contribution of $97.7 million; after this contribution, cash flow from operations was $143.5 million.

Segments

Aerostructures

The Aerostructures segment reported net sales for the quarter of $626.0 million compared to $613.5 million in the prior year period, an increase of two percent, all of which was organic. Operating income for the third quarter of fiscal year 2012 increased forty-seven percent to $103.9 million versus $70.6 million for the prior year period and included a net favorable cumulative catch-up adjustment on long-term contracts of $8.4 million. As a result of improved execution, synergy realization and lower pension expense, the segment's operating margin for the quarter increased to seventeen percent, a 510 basis points improvement over the prior year period.

Aerospace Systems

The Aerospace Systems segment reported net sales for the quarter of $133.3 million compared to $124.7 million in the prior year period, an increase of seven percent, all of which was organic. Operating income for the third quarter of fiscal year 2012 was $18.6 million compared to $17.4 million for the prior year period, an increase of seven percent. Operating margin for the quarter was fourteen percent. The segment's operating results included $0.8 million of legal expenses associated with the ongoing trade secret litigation.

Aftermarket Services

The Aftermarket Services segment reported net sales for the quarter of $68.6 million compared to an all time quarter record of $74.7 million in the prior year period. The decrease of eight percent was driven primarily by a reduction in military sales. Operating income for the third quarter of fiscal year 2012 was $6.9 million compared to $9.5 million for the prior year period. Operating margin for the quarter was ten percent. The segment's operating results included $0.7 million of expense associated with the American Airlines bankruptcy.

Outlook

Commenting on the company's performance and its outlook for fiscal year 2012, Richard C. Ill, Triumph's Chairman and Chief Executive Officer, said, “We continued our strong performance during the third quarter delivering increased revenue, record operating income and substantially higher operating margins in our Aerostructures Group. We continued to execute well, contain costs, and generate very strong cash flow. We expect this momentum to carry on into our fourth quarter and are confident in our ability to deliver long term organic growth and strong profitability.”

“Based on our strong performance year to date, current aircraft production rates, a weighted average share count of 52.0 million shares and revenue between $3.35 and $3.4 billion, we are raising our diluted per share earnings guidance from continuing operations for the full year to approximately $4.70 excluding integration costs.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2012 third quarter results. The conference call will be available live and archived on the company's website at http://www.triumphgroup.com. A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from January 31st to February 7th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1564054.

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company's website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, and earnings results for fiscal 2012. All forward-looking statements involve risks and uncertainties which could affect the company's actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.

Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph's reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	December 31,				December 31,
CONDENSED STATEMENTS OF INCOME	2011		2010		2011		2010

Net sales	$825,962		$810,853		$2,461,553		$1,986,262

Operating income	117,640	*	86,659	* *	331,476	*	205,626	**

Interest expense and other	14,543		21,869		58,676		57,119
Income tax expense	37,194		19,810		97,429		50,126

Income from continuing operations	65,903		44,980		175,371		98,381
Loss from discontinued operations, net of tax	—		(336)		(765)		(825)

Net income	$65,903		$44,644		$174,606		$97,556

Earnings per share - basic:

Income from continuing operations	$1.35		$0.93		$3.60		$2.24
Loss from discontinued operations	—		(0.01)		(0.02)		(0.02)
Net income	$1.35		$0.93	^	$3.59	^	$2.22

Weighted average common shares outstanding - basic	48,912		48,155		48,692		43,956

Earnings per share - diluted:

Income from continuing operations	$1.27		$0.88		$3.39		$2.13
Loss from discontinued operations	—		(0.01)		(0.01)		(0.02)
Net income	$1.27		$0.88	^	$3.38		$2.11

Weighted average common shares outstanding - diluted	51,968		50,950		51,689		46,213

Dividends declared and paid per common share	$0.04		$0.02		$0.10		$0.06

^	Difference due to rounding.
*	Includes $2,095 and $3,699 of acquisition and integration expenses primarily associated with the acquisition of Vought, for the three and nine months ended December 31, 2011, respectively.
**	Includes $1,000 and $19,650 of acquisition and integration expenses associated with the acquisition of Vought for the three and nine months ended December 31, 2010, respectively.

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(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

BALANCE SHEET	Unaudited	Audited
	December 31,	March 31,
	2011	2011
Assets
Cash and cash equivalents	$32,682	$39,328
Accounts receivable, net	345,627	374,491
Inventory, net of unliquidated progress payments of $148,351 and $138,206	848,555	781,714
Rotable assets	33,024	26,607
Prepaid and other current assets	47,908	18,141
Assets held for sale	—	4,574
Current assets	1,307,796	1,244,855

Property and equipment, net	722,332	734,879
Goodwill	1,533,102	1,530,580
Intangible assets, net	837,641	859,620
Other, net	32,702	93,303

Total assets	$4,433,573	$4,463,237

Liabilities & Stockholders' Equity
Current portion of long-term debt	$141,535	$300,252
Accounts payable	236,134	262,716
Accrued expenses	320,722	313,354
Deferred income taxes	49,871	78,793
Liabilities related to assets held for sale	—	431
Current liabilities	748,262	955,546

Long-term debt, less current portion	1,070,520	1,011,752
Accrued pension and post-retirement benefits, noncurrent	558,470	680,754
Other noncurrent liabilities	250,045	180,462

Temporary equity	—	2,506

Stockholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 49,598,323 and 48,690,606 shares issued	50	49
Capital in excess of par value	833,221	819,197
Treasury stock, at cost, 137,911 and 177,184 shares	(4,044)	(5,085)
Accumulated other comprehensive income	110,360	120,471
Retained earnings	866,689	697,585
Total stockholders' equity	1,806,276	1,632,217

Total liabilities and stockholders' equity	$4,433,573	$4,463,237
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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA	Three Months Ended				Nine Months Ended
	December 31,				December 31,
	2011		2010		2011		2010

Net Sales:
Aerostructures	$626,045		$613,544		$1,857,328		$1,422,580
Aerospace Systems	133,291		124,693		400,076		365,626
Aftermarket Services	68,640		74,709		209,555		203,191
Elimination of inter-segment sales	(2,014)		(2,093)		(5,406)		(5,135)
	$825,962		$810,853		$2,461,553		$1,986,262

Operating Income (Loss):
Aerostructures	$103,947		$70,606		$284,410		$176,637
Aerospace Systems	18,623		17,436		63,684		52,933
Aftermarket Services	6,917		9,494		20,893		21,778
Corporate	(11,847)		(10,877)		(37,511)		(45,722)
	$117,640	*	$86,659	**	$331,476	*	$205,626	**

Depreciation and Amortization:
Aerostructures	$22,476		$18,071		$66,258		$44,889
Aerospace Systems	4,296		4,336		12,963		12,738
Aftermarket Services	2,431		2,400		7,202		8,486
Corporate	928		845		2,641		1,416
	$30,131		$25,652		$89,064		$67,529

Amortization of Acquired Contract Liabilities:
Aerostructures	$(4,994)		$(9,244)		$(18,504)		$(18,825)

Capital Expenditures:
Aerostructures	$16,794		$20,020		$38,519		$42,580
Aerospace Systems	4,009		2,363		10,523		8,625
Aftermarket Services	2,500		854		5,604		3,202
Corporate	1,459		4,225		4,036		14,284
	$24,762		$27,462		$58,682		$68,691

*	Includes $2,095 and $3,699 of acquisition and integration expenses primarily associated with the acquisition of Vought, for the three and nine months ended December 31, 2011, respectively.
**	Includes $1,000 and $19,650 of acquisition and integration expenses associated with the acquisition of Vought for the three and nine months ended December 31, 2010, respectively.
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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the "SEC") guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is EBITDA, which is our income from continuing operations before interest, income taxes, amortization of acquired contract liabilities, depreciation and amortization. We disclose EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is income from continuing operations. In calculating EBITDA, we exclude from income from continuing operations the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of EBITDA to income from continuing operations set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our EBITDA.

EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our income from continuing operations has included significant charges for depreciation and amortization. EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our income from continuing operations to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to income from continuing operations:

•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through the acquisition of Vought. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•
Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our EBITDA reconciled to our income from continuing operations for the indicated periods:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from continuing operations	$65,903	$44,980	$175,371	$98,381

Add-back:
Income tax expense	37,194	19,810	97,429	50,126
Interest expense and other	14,543	21,869	58,676	57,119
Amortization of acquired contract liabilities	(4,994)	(9,244)	(18,504)	(18,825)
Depreciation and amortization	30,131	25,652	89,064	67,529

Earnings before Interest, Taxes, Depreciation
and Amortization ("EBITDA")	$142,777	$103,067	$402,036	$254,330

Net sales	$825,962	$810,853	$2,461,553	$1,986,262

EBITDA Margin	17.3%	12.7%	16.3%	12.8%

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended December 31, 2011
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from continuing operations	$65,903

Add-back:
Income tax expense	37,194
Interest expense and other	14,543

Operating income (loss)	$117,640	$103,947	$18,623	$6,917	$(11,847)

Amortization of acquired contract liabilities	(4,994)	(4,994)	—	—	—
Depreciation and amortization	30,131	22,476	4,296	2,431	928

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (EBITDA):	$142,777	$121,429	$22,919	$9,348	$(10,919)	*

Net sales	$825,962	$626,045	$133,291	$68,640	$(2,014)

EBITDA Margin	17.3%	19.4%	17.2%	13.6%	n/a

	Nine Months Ended December 31, 2011
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from continuing operations	$175,371

Add-back:
Income tax expense	97,429
Interest expense and other	58,676

Operating income (loss)	$331,476	$284,410	$63,684	$20,893	$(37,511)

Amortization of acquired contract liabilities	(18,504)	(18,504)	—	—	—
Depreciation and amortization	89,064	66,258	12,963	7,202	2,641

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$402,036	$332,164	$76,647	$28,095	$(34,870)	**

Net sales	$2,461,553	$1,857,328	$400,076	$209,555	$(5,406)

EBITDA Margin	16.3%	17.9%	19.2%	13.4%	n/a

*	Includes $2,095 of acquisition and integration expenses primarily associated with the acquisition of Vought.
* *	Includes $3,699 of acquisition and integration expenses primarily associated with the acquisition of Vought.

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(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended December 31, 2010
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from continuing operations	$44,980

Add-back:
Income tax expense	19,810
Interest expense and other	21,869

Operating income (loss)	$86,659	$70,606	$17,436	$9,494	$(10,877)

Amortization of acquired contract liabilities	(9,244)	(9,244)	—	—	—
Depreciation and amortization	25,652	18,071	4,336	2,400	845

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$103,067	$79,433	$21,772	$11,894	$(10,032)	*

Net sales	$810,853	$613,544	$124,693	$74,709	$(2,093)

EBITDA Margin	12.7%	12.9%	17.5%	15.9%	n/a

	Nine Months Ended December 31, 2010
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from continuing operations	$98,381

Add-back:
Income tax expense	50,126
Interest expense and other	57,119

Operating income (loss)	$205,626	$176,637	$52,933	$21,778	$(45,722)

Amortization of acquired contract liabilities	(18,825)	(18,825)	—	—	—
Depreciation and amortization	67,529	44,889	12,738	8,486	1,416

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$254,330	$202,701	$65,671	$30,264	$(44,306)	* *

Net sales	$1,986,262	$1,422,580	$365,626	$203,191	$(5,135)

EBITDA Margin	12.8%	14.2%	18.0%	14.9%	n/a

*	Includes $1,000 of integration expenses associated with the acquisition of Vought.
* *	Includes $19,650 of acquisition and integration expenses associated with the acquisition of Vought.

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, before pension contributions has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for and consideration of strategic acquisitions, stock repurchases and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations, before pension contributions to cash provided by operations, as well as cash provided by operations to free cash flow available for debt reduction.

	Nine Months Ended
	December 31,
	2011	2010

Cash provided by operations, before pension contributions	$241,249	$189,602
Pension contributions	97,730	74,856
Cash provided by operations	143,519	114,746
Less:
Capital expenditures	58,682	68,691
Dividends	4,920	2,605
Free cash flow available for debt reduction	$79,917	$43,450

We use "Net Debt to Capital" as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	December 31,	March 31,
	2011	2011

Calculation of Net Debt
Current portion	$141,535	$300,252
Long-term debt	1,070,520	1,011,752
Total debt	1,212,055	1,312,004
Less: Cash	32,682	39,328
Net debt	$1,179,373	$1,272,676

Calculation of Capital
Net debt	$1,179,373	$1,272,676
Stockholders' equity	1,806,276	1,632,217
Total capital	$2,985,649	$2,904,893

Percent of net debt to capital	39.5%	43.8%

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